Exhibit 3.2

File #C16395-99
July 26, 1999
In the office of Dean Heller
Dean Heller Secretary of State

            Certificate of Amendment to Articles of Incorporation
                      For Profit Nevada Corporations

             (Pursuant to NRS 78.380 - Before Issuance of Stock)
                            Remit in Duplicate


1. Name of Corporation:  Puppettown.com, Inc.

2. The articles have been amend as follows:

         New Name:  Business Translation Services, Inc.


3. The undersigned declare that they constitute at least two-thirds of the incorporators (check) [X], or of the board of directors (check) [ ].

4. The date upon with the original articles of incorporation were filed with the Secretary of State: 7/1/99.

5. The Undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures (all signatures must be acknowledged):

State of Nevada
County of Clark,

This instrument was acknowledged before me on
7/26/1999 by Mark DeStefano
             ---------------
             (Name of Person)



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